UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

JUST EAT TAKEAWAY.COM N.V.
(Exact name of Registrant as Specified in Its Charter)

The Netherlands	Not Applicable
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Oosterdoksstraat 80 1011 DK Amsterdam The Netherlands	Not Applicable
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
American Depositary Shares (“ADS”) each representing one-fifth of one ordinary share	The Nasdaq Stock Market LLC

Ordinary shares, nominal value €0.04 per share*	The Nasdaq Stock Market LLC*

* Application made for registration purposes only, not for trading, and only in connection with the listing of the ADSs on The Nasdaq Stock Market LLC. Each ADS represents the right to receive one-fifth of one ordinary share and the ADSs are being registered under the Securities Act of 1933, as amended, pursuant to a separate Registration Statement on Form F-6. Accordingly, the ADSs are exempt from the operation of Section 12(a) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12a-8.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-255540

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

Just Eat Takeaway.com N.V. (the “Registrant”) is filing this Form 8-A in connection with the pending completion of the business combination between Just Eat Takeaway.com N.V. and Grubhub Inc. and the listing of the Registrant’s American Depositary Shares (“ADS”), each representing one-fifth of one ordinary share, on The Nasdaq Stock Market LLC (“Nasdaq”).

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

The Registrant hereby incorporates by reference (a) the description of its ordinary shares, nominal value €0.04 per share, contained under the heading “Description of Just Eat Takeaway.com Shares,” (b) the description of its American Depositary Shares, each representing one-fifth of one ordinary share, contained under the heading “Description of Just Eat Takeaway.com American Depositary Shares” and (c) the information set forth under the headings “Grubhub Proposal I: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences” and “Grubhub Proposal I: Adoption of the Merger Agreement—Material Dutch Tax Consequences,” in each case, in the Company’s Registration Statement on Form F-4 (333-255540), as originally filed with the Securities and Exchange Commission on April 27, 2021, as amended from time to time (the “Registration Statement”). In addition, all of the above-referenced descriptions included in any prospectus forming a part of the Registration Statement subsequently filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, shall be deemed to be incorporated by reference herein.

Item 2.	Exhibits.

In accordance with the “Instructions as to Exhibits” with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on Nasdaq and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

JUST EAT TAKEAWAY.COM N.V.

	By:	/s/ Brent Wissink
	Name:	Brent Wissink
	Title:	Chief Financial Officer

Date: June 11, 2021